Exhibit (a)(1)(M)

        ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY IN GROSS INCOME
                  IN YEAR OF TRANSFER UNDER CODE Section 83(B)

         The undersigned hereby elects under section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") to include in gross income the excess (if any) of the fair market value of the property described below at the time of transfer (determined without regard to any lapse of restriction) over the amount paid for such property, as compensation for services, and supply the following information in accordance with Treasury regulation Section 1.83-2(e):

     1.  The name, address and social security number of the undersigned are:

                           Name:
                           Address:

                           Social Security Number:

     2. Description of the property with respect to which the election is being made:

                  _______ restricted shares of common stock, par value $0.01 per
                  share,   of  Bluefly   Inc.,  a  Delaware   corporation   (the
                  "Company").

     3.  The date on which the property was transferred is ___________, 2007.

         The taxable year to which this election relates is calendar year 2007.

     4.  Nature of the restrictions to which the property is subject:

                  _______ shares of the stock are subject to forfeiture in the event that the taxpayer's employment with Company is terminated prior to __________. If the taxpayer remains in the Company's employment until such date, the entire award shall vest.

     5. The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the property with respect to which this election is being made is $[__.__] per share. The amount paid for the property was $0.00 per share.

     6. On _________, 2007, the tax payer recognized ordinary income of $_______ in conjunction with this equity transaction.

     7.  A copy of this statement has been furnished to the Company.

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     8.  A copy of this  statement  must be submitted with  my income tax return for the taxable year in which the property was acquired.

Dated:


                                                 By:
                                                     ---------------------------

                                                             _____________, 2007

VIA CERTIFIED MAIL

Internal Revenue Service Center
[Address IRS Service Center where you file federal income tax return]

RE:      FILING OF 83(B) ELECTION

Enclosed for filing as of _______________, 2007 (the postmark of this package) is an 83(b) election for taxpayer ________, social security number ____________.

         Kindly (i) accept the 83(b) election for filing effective as of the postmark date, (ii) date stamp the enclosed copies of this letter and of the 83(b) election as evidence of such filing and (iii) return the dated stamped copies of the letter and of the 83(b) election to me in the enclosed self-addressed stamped envelope. Thank you.

                                                 Sincerely,


                                                 -------------------------------
                                                 [Name]
                                                 [Address]


Enclosures